Exhibit 4.11

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

LIANBIO

WARRANT TO PURCHASE ORDINARY SHARES

Issue Date: October 18, 2021

Warrant Number: A-1

THIS WARRANT IS TO CERTIFY THAT, Tarsus Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser” and, together with its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred, the “Holder”) is entitled to purchase from LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), 78,373 ordinary shares, par value US$0.000017100448 per share, of the Company (“Ordinary Shares” and, such Ordinary Shares issuable upon exercise of this Warrant, the “Warrant Shares”), subject to adjustment in accordance with the terms hereof, at US$0.000017100448 per share (subject to adjustment in accordance with the terms hereof, the “Exercise Price”).

Section 1. Exercise of Warrant.

(a)	[]

(b)	The Holder shall exercise this Warrant by means of delivering to the Company:

(i)	a written Notice of Exercise in the form attached hereto as Exhibit A, which shall include the number of Warrant Shares to be delivered pursuant to such exercise (the “Notice of Exercise”);

(ii)	this Warrant; and

(iii)	payment equal to the Exercise Price by cash, certified check to the order of the Company or wire transfer of immediately available funds to an account specified by the Company.

(c) Upon exercise of this Warrant in accordance with Section 1(b), the Company shall cause the Warrant Shares issuable upon such exercise to be registered in the name of the Holder or such other name or names as may be designated in the Notice of Exercise in the books of the Company. In case such exercise is in part only, the Company shall cause to be executed and delivered to the Holder a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares described in this Warrant minus the number of such Warrant Shares purchased by the Holder upon all exercises made in accordance with this Section 1.

(d) The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares (including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders), upon the delivery of all deliverables set forth in Section 1(b).

(e) The Holder shall be responsible for all transfer taxes resulting from the fact that any certificate issued in respect of Warrant Shares is not in the name of the Holder.

(f) All Warrant Shares issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and non-assessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Holder or restrictions upon transfer under federal or state securities laws.

(g) During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant.

(h) In no event shall any fractional Warrant Share be issued upon exercise of this Warrant. If, upon exercise of this Warrant, the Holder would, except as provided in this paragraph, be entitled to receive a fractional Warrant Share, then the Company shall, at the Company’s sole discretion, either (i) deliver in cash to such holder an amount equal to such fractional interest, or (ii) issue a whole share in lieu of such fractional share.

Section 2. Adjustment of Exercise Price and Warrant Shares.

(a) Subdivision or Combination of Ordinary Shares. If, at any time during the Exercise Period, the number of outstanding Ordinary Shares is (i) increased by a share dividend payable in Ordinary Shares or by a subdivision or split-up of Ordinary Shares, or (ii) decreased by a combination of Ordinary Shares, then, following the record date fixed for the determination of holders of Ordinary Shares entitled to receive the benefits of such share dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of Warrant Shares into which this Warrant would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of Warrant Shares which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Warrant had been exercised immediately prior to such record date.

(b) Adjustment to Warrant Shares. Upon each adjustment of the Exercise Price as provided in Section 2(a), the Holder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares equal to the product of (i) the number of Warrant Shares into which this Warrant would be exercisable prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment.

Section 3. Reclassification, Merger, Consolidation, Etc.

In case of any reclassification or change of the outstanding Ordinary Shares (other than as a result of a subdivision, combination or share dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the surviving entity) at any time during the Exercise Period, then the Company or its successor may make lawful and adequate provision to grant the Holder the right to purchase, upon exercise of this Warrant, the kind and amount of shares and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of Warrant Shares of the Company which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation or merger, at a total price not to exceed that payable upon the exercise of this Warrant, and, in any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder such that the provisions hereof shall thereafter be applicable in relation to any shares and other securities and property thereafter deliverable upon exercise hereof.

Section 4. Rights of Shareholders.

Nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value or change of shares to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the certificates representing the Warrant Shares shall have been issued, as provided herein.

Section 5. Share and Warrant Books.

The Company will not at any time, except upon dissolution, liquidation or winding up, close its share books or warrant books so as to result in preventing or delaying the exercise of any Warrant.

Section 6. Limitation of Liability.

No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares hereunder, shall give rise to any liability of the Holder to pay the Exercise Price or as a shareholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

Section 7. Transfer Restrictions

(a) Generally. This Warrant shall not be transferrable by the Holder to any third party without the prior written approval of the Company; provided, that subject to Section 7(b), the Holder may transfer this Warrant to any person or entity that directly or indirectly is controlled by or controls the Holder (an “Affiliate”), in each case where the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of a majority of voting securities, by contract or otherwise.

(b) Repurchase Right. In the event the Holder proposes to transfer this Warrant in accordance with Section 7(a) to an Affiliate that becomes an Affiliate of the Holder as a result of a Change of Control of the Holder, the Holder shall give the Company prior written notice of the Holder’s intention to make such transfer (the “Transfer Notice”), which notice shall include the identity and address of the proposed transferee Affiliate. Within thirty (30) Business Days following the receipt of the Transfer Notice, the Company shall have an option to, by written notice to the Holder (the “Exercise Notice”), repurchase the Warrant at a price equal to the product of: (i) the Fair Market Value (as defined below) per Ordinary Share as of the date of the Exercise Notice, (ii) the number of Warrant Shares issuable upon exercise of this Warrant (or, if only a portion of this Warrant is being exercised, issuable upon the exercise of such portion) for cash, determined as provided in Section 2, and (iii) a fraction, the numerator of which is the Fair Market Value per Ordinary Share at the time of such exercise minus the Exercise Price in effect at the time of such exercise, and the denominator of which is the Fair Market Value per Ordinary Share at the time of such exercise, such number of shares so issuable upon such exercise to be rounded up or down to the nearest whole number of Ordinary Shares. “Fair Market Value” means (a) if the Ordinary Shares are not traded on a securities exchange, the fair market value of an Ordinary Share, as determined in good faith by the board of directors of the Company and (b) if the Ordinary Shares are traded on a securities exchange, the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the relevant date of the valuation. “Change of Control” means, with respect to an entity, (i) a merger or consolidation of such entity with a third party that is not an Affiliate of such entity, which results in the voting securities of such entity outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (ii) a transaction or series of related transactions in which a third party that is not an Affiliate of such entity, together with Affiliates of such third party, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such entity, or (iii) the sale or other transfer to a third party that is not an Affiliate of such entity of all or substantially all of such entity’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable entity (including the issuance or sale of securities for financing purposes), or changing the form or jurisdiction of organization of such entity will not be deemed a “Change of Control” for purposes of this Warrant.

Any Warrants issued upon the transfer of this Warrant shall be numbered and shall be registered in a Warrant register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the securities laws, rules and regulations of the applicable jurisdictions.

Section 8. Investment Representations; Restrictions on Warrant Shares.

The Holder covenants and agrees that this Warrant is acquired for the account of the Holder and is not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Section 9. Loss, Destruction of Warrant Certificates.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 10. Amendments.

The terms of this Warrant may be amended, and the observance of any term herein may be waived, with the prior written consent of the Company and the Holder.

Section 11. Notices Generally.

All notices, deliveries and other communications given or made pursuant to the provisions hereof shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice to the other party.

Section 12. Successors and Assigns.

This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 13. Governing Law.

In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

Section 14. Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Warrant, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(b) The Dispute shall be settled by arbitration in New York by the International Chamber of Commerce (the “ICC”) in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in force when the Arbitration Notice is submitted in accordance with the ICC Rules.

(c) The parties hereto shall select a mutually acceptable arbitrator within twenty (20) days of the request of the party invoking this dispute resolution procedure. If the parties hereto are unable to agree upon an arbitrator, then the ICC shall select a qualified, independent arbitrator.

(d) The arbitral proceedings shall be conducted in English. To the extent that the ICC Rules are in conflict with the provisions of this Section 14, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 14 shall prevail.

(e) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the Cayman Islands (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(h) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, the terms and provisions of this Warrant shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 15. Waiver and Release

This Warrant is issued pursuant to the Purchaser’s exercise of its option to convert that certain amended and restated warrant, issued as of March 26, 2021, by LianBio Ophthalmology, a wholly-owned subsidiary of the Company, to the Purchaser, with a warrant number A-2 (the “Subsidiary Warrant”) into a warrant to purchase Ordinary Shares, pursuant to and in accordance with Section 2 of that certain Option Agreement dated as of October 18, 2021, by and among the Purchaser, the Company and the Subsidiary. The Purchaser hereby acknowledges and agrees that (a) the Subsidiary Warrant is hereby irrevocably terminated and deemed void ab initio and (b) the Company has fully satisfied its obligations under the Option Agreement to convert the Subsidiary Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer.

LIANBIO By: /s/ Yizhe Wang Name: Yizhe Wang Title: Chief Executive Officer	LianBio c/o Travers Thorp Alberga Harbour Place, 2nd Floor PO Box 472 103 South Church Street Grand Cayman, KY1-1106, Cayman Islands Attention: Yizhe Wang, Chief Executive Officer
With copies to: Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu Fax: Email:

[Signature Page to Warrant]

AGREED AND ACCEPTED:

TARSUS PHARMACEUTICALS, INC.	Address: 15440 Laguna Canyon Road, Ste 160 Irvine, CA 92618

By: /s/ Bobak Azamian
Name: Bobak Azamian Title: Chief Executive Officer

[Signature Page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE